                                                                     EXHIBIT 2.2


                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                METROCALL, INC.

                 Metrocall, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors,, adopted the following resolution by unanimous written consent as of June 19, 1998:

                 WHEREAS, the Board of Directors of the Corporation is authorized by the Amended and Restated Certificate of Incorporation to issue up to 1,000,000 shares of preferred stock in one or more classes or series and, in connection with the creation of any class or series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the class or series and the qualifications, limitations or restrictions thereof; and

                 WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting the series;

                 NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.



                                 ------------------------------------
                                 Shirley B. White
                                 Assistant Secretary

ATTEST:

--------------------------
Vincent D. Kelly
Chief Financial Officer

                                                                         ANNEX A

                      SERIES C CONVERTIBLE PREFERRED STOCK

                 The powers, designations, preferences and relative, participating, optional or other rights of the Series C Convertible Preferred Stock of Metrocall, Inc. (the "Corporation") are as follows:


         1.      DESIGNATION AND AMOUNT.

                 This series of preferred stock shall be designated as "Series C Convertible Preferred Stock," and shall have $0.01 par value per share. The number of authorized shares constituting this series shall be 25,000 shares. Shares of the Series C Convertible Preferred Stock shall have a stated value of
$10,000.00 per share (the "Stated Value").   The Corporation may issue
fractional shares of Series C Convertible Preferred Stock.


         2.      DIVIDENDS.

                 (a) Right to Receive Dividends. Holders of the Series C Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the General Corporation Law of the State of Delaware, cumulative dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share from the day of issuance of such share and shall accrue from day to day whether or not earned or declared, provided, that dividends shall accrue on any shares of Series C Convertible Preferred Stock issued pursuant to Section 4.3(b) of that certain Stock Purchase Agreement dated June 26, 1998 by and among AT&T Wireless Services, Inc., et al. and the Corporation from the date of the initial issuance of Series C Convertible Preferred Stock by the Corporation (the "Initial Issuance Date").

                  (b) Form of Dividend. Any dividend payment made with respect to the Series C Convertible Preferred Stock may be made, at the sole discretion of the Board of Directors, in cash out of funds legally available for such purpose or by issuing the number of shares of Series C Convertible Preferred Stock equal to the amount of the dividend divided by the Stated Value. Any such dividend payment may be made, in the sole discretion of the Board of Directors, partially in cash and partially in shares of Series C Convertible Preferred Stock determined in accordance with the preceding formula; provided, that, in the event that any such dividend payment is made partially in cash and partially in shares of Series C Convertible Preferred Stock, each holder of Series C Convertible Preferred Stock shall receive a ratable amount of cash and Series C Convertible Preferred Stock that is proportionate to the amount of Series C Convertible Preferred Stock held by such holder on which such dividend is paid. All shares of Series C Convertible Preferred Stock issued as a dividend shall be fully paid and nonassessable.



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                 (c)      Dividend Rate.  The dividend  rate on the Series C
Convertible Preferred Stock shall be 8% of the Stated Value per share per annum.

                 (d) Payment of Dividends. Dividends shall be payable in arrears, when and as declared by the Board of Directors, on May 15 and November 15 of each year (each such semiannual payment date a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Dividends shall accrue on each share of Series C Convertible Preferred Stock as set forth in Section 2(a), and, after payment of a dividend as required hereunder, from and after each Dividend Payment Date based on the number of days elapsed and a 365-day year. If a payment of a dividend as required hereunder is not made, dividends shall accrue from the date of the last payment in full of the required dividend. The dividend payable on each Dividend Payment Date after issuance of any share of Series C Convertible Preferred Stock shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the date of issuance or the last Dividend Payment Date, as the case may be, up to and including such Dividend Payment Date and a 365-day year. Each dividend shall be paid to the holders of record of shares of the Series C Convertible Preferred Stock as they appear on the books of the Corporation on such record date, not more than 45 days nor fewer than 10 days preceding the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

                 (e) Dividend Preference. Dividends in cash on the Series C Convertible Preferred Stock shall be payable after dividends are paid on the Series A Convertible Preferred Stock, $.01 par value, of the Corporation (the "Series A Preferred Stock"), on the Series B Junior Convertible Preferred Stock, $.01 par value of the Corporation (the "Series B Preferred Stock"), and on any other class or series of preferred stock of the Corporation that by its terms is senior to the Series C Convertible Preferred Stock in right of payment of dividends or liquidation preference (together with the Series A Preferred Stock and the Series B Preferred Stock, "Senior Stock") and before any dividends or distributions or other payments shall be paid or set aside for payment upon the Common Stock or any other stock ranking on liquidation or as to dividends or distributions junior to the Series C Convertible Preferred Stock (any such stock, together with the Common Stock, being referred to hereinafter as "Junior Stock"), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. If at any time dividends on the outstanding Series C Convertible Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any class of Junior Stock, other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. The term "Redeemable Stock" shall mean any equity security that by its terms or otherwise is required to be redeemed for cash on or prior to the Final Redemption Date (as defined in Section 7) or is redeemable for cash at the option of the holder thereof at any time prior to the Final Redemption Date.

                 If there shall be outstanding shares of any Parity Securities (as defined below), no full dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or




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
declared and a sum or additional shares of Series C Convertible Preferred Stock as permitted hereunder sufficient for the payment thereof set apart for such payment on the Series C Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends; provided that in no event shall any dividends be declared or paid in cash on Parity Securities unless dividends in cash of not less than a ratable amount are declared and paid on Series C Convertible Preferred Stock. The term "Parity Securities" shall mean any class or series of capital stock which is entitled to share ratably with the Series C Convertible Preferred Stock in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, are entitled to share ratably with the Series C Convertible Preferred Stock in any distribution of assets; provided that Parity Securities shall not include any shares of Series C Convertible Preferred Stock issued as dividends pursuant to this
Section 2.

                 If dividends on the Series C Convertible Preferred Stock and on any other series of Parity Securities are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably (and ratably as to cash, in-kind or other payments) upon all outstanding shares of the Series C Convertible Preferred Stock and shares of such other Parity Securities in proportion to the respective aggregate amounts of dividends in arrears on the Series C Convertible Preferred Stock and on such other series of Parity Securities to the date of such dividend payment.

                 (f) Common Stock Dividends. If prior to ______, 2003 [fifth anniversary of closing], the Corporation pays or sets aside for payment any dividend or distribution on the Common Stock (a "Common Stock Dividend") (other than dividends or distributions paid solely in shares of Common Stock or of rights, options or warrants to purchase Common Stock), the Series C Convertible Preferred Stock will be entitled to receive Common Stock Dividends, as and when paid on the Common Stock, in an amount per share equal to (i) the Accreted Stated Value (as defined below) per share divided by the Conversion Price, times (ii) the amount of the Common Stock Dividend payable per share of Common Stock. Any Common Stock Dividend shall be paid to the holders of record of shares of the Series C Convertible Preferred Stock as they appear on the books of the Corporation on such record date as shall be fixed by the Board of
Directors for the payment of the Common Stock Dividend.   If the Corporation
declares any Common Stock Dividend on or after ____________, 2003 [fifth anniversary of closing], the Corporation will provide notice of the record date for such dividend to the holders of record of shares of the Series C Convertible Preferred Stock as they appear on the books of the Corporation, such notice to be provided no later than at least fifteen (15) business days prior to the record date and no later than the date on which the Corporation is required to give notice of the record date for such dividend under Rule 10b-17 of the Securities and Exchange Commission or any successor rule or applicable law.


         3.      LIQUIDATION PREFERENCE.

                 In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series C Convertible Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, but after payment to holders of the Senior Stock of any amounts to which they are entitled, an amount per share of Series C Convertible Preferred Stock equal to the Stated Value plus any accrued and unpaid dividends to the date of liquidation. If the assets and funds legally available for distribution among the holders of Series C Convertible Preferred Stock shall be insufficient to permit the payment to the holders of the full preferential amount, then the assets and funds shall be distributed ratably among holders of Series C Convertible Preferred Stock in proportion to the number of shares of Series C Convertible Preferred Stock owned by each holder. If any Parity Securities are outstanding, and the assets and funds legally available for distribution among the Series C Convertible Preferred Stock and the Parity Securities shall be insufficient to permit the payment to holders of Series C Convertible Preferred Stock the full preferential amount and the preferential amount payable upon liquidation to any outstanding Parity Securities, the holders of Series C Convertible Preferred Stock and the holders of such other Parity Securities shall share ratably (and ratably as to cash or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.


         4.      VOTING RIGHTS.

                 The holders of the Series C Convertible Preferred Stock shall have no voting rights except as set forth in the Corporation's Amended and Restated Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation") or as provided by applicable law, and except for the following:

                 (a) Changes in Organizational Documents. So long as the Series C Convertible Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock, voting as a single class, amend, repeal, modify or supplement (i) any provision of the Certificate of Incorporation or the Bylaws of the Corporation, each as in effect on the Initial Issuance Date, or any successor bylaws, if such amendment, repeal, modification or supplement in any way adversely affects the powers, designations, preferences or other rights of the Series C Convertible Preferred Stock, provided, that nothing contained herein shall be construed to prohibit the Corporation from issuing any debt or equity securities, regardless of ranking, or (ii) this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series C Convertible Preferred Stock ("Certificate of Designation").

                 (b) Means of Voting. The rights of the holders of Series C Convertible Preferred Stock under this Section 4 may be exercised (i) at a meeting of the holders of shares of such Series C Convertible Preferred Stock, called for the purpose by the Corporation; or (ii) by written consent signed by the holders of the requisite percentage of the then outstanding shares of the Series C Convertible Preferred Stock, delivered to the Secretary or Assistant Secretary of the Corporation. Except to the extent otherwise provided herein or to the extent that holders of a majority of the Series C Convertible Preferred Stock decide otherwise, any meeting of the holders of Series C Convertible Preferred Stock shall be conducted in accordance with the provisions of the By-Laws of the Corporation applicable to meetings of stockholders. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designation, including, but not limited to this Section 4, the terms of this Certificate of Designation shall prevail.


         5.      CONVERSION

                 Shares of Series C Convertible Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 5.

                 (a) Optional Conversion. Beginning on _____________, 2003 [fifth anniversary of closing] (except as to any shares which shall have been called for redemption prior to _____________, 2003 [fifth anniversary of closing]), each holder of Series C Convertible Preferred Stock shall have right, at any time and from time to time thereafter, to convert all, but not less than all, of the shares of Series C Convertible Preferred Stock held by such holder or its affiliates into that number of shares of Common Stock equal to the Accreted Stated Value of the shares converted divided by the Conversion Price, provided, that in the event that on or after ________, 2003 the Corporation delivers a notice of redemption of Series C Convertible Preferred Stock pursuant to Section 6(c), the right to convert may be exercised with respect to shares of Series C Convertible Preferred Stock called for redemption in such notice only during the period ending fifteen (15) days prior to the redemption date specified in such notice.

                 (b)      Change of Control.  (i)   If a Change of Control
occurs prior to ____________, 2003 [fifth anniversary of closing], each holder of shares of Series C Convertible Preferred Stock may, at its option, at times specified below, convert all, but not less than all, such shares held by such holder into the number of fully paid and nonassessable shares of Common Stock determined by dividing (x) the Stated Value multiplied by the number of shares surrendered plus any accrued but unpaid dividends on such shares by (y) the Conversion Price.

                          (ii)    For the purposes of this Section 5(b),
"Change of Control" means the occurrence of one or more of the following events:

                                  (A)      a person or entity or group (as that
         term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons or entities (in each case, a "Beneficial Owner") shall have become the beneficial owner of a majority (by voting power or otherwise) of the securities of the Corporation ordinarily having the right to vote in the election of directors;

                                  (B)      during any consecutive three-year
         period commencing on or after ____________, 1998 [closing date], individuals who at the beginning of such period constituted the Board of Directors (together with any director elected by the Series A Preferred Stock and any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

                                  (C)      any sale, lease, exchange or other
         transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation to any Beneficial Owner (other than any wholly owned subsidiary of the Corporation);

                                  (D)      the merger or consolidation of the
         Corporation with or into another corporation or the merger of another corporation into the Corporation with the effect that immediately after such transaction any Beneficial Owner shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors; or

                                  (E)      the adoption of a plan leading to
         the liquidation or dissolution of the Corporation;

                          (iii)   (A)      The Corporation shall give the
         holders notice pursuant to Section 5(g) of a Change of Control within five business days after the occurrence of such Change of Control. Except as set forth in Section 5(b)(iii)(B), the right to convert set forth in this Section 5(b) shall be exercised by any holder only within 10 business days after such notice has been given of the occurrence of the Change of Control.

                                  (B)      If the Corporation agrees to enter
         into a transaction that, when consummated, would result in a Change of Control defined in Sections 5(b)(ii)(C) or (D), the Corporation shall give notice to the holders of such transaction at least 15 business days prior to the consummation of the transaction, and the holders may, within 10 business days after the date of such notice, exercise the right to convert the Series C Convertible Preferred Stock into Common Stock, such conversion to take effect at or immediately prior to the record date for holders of Common Stock to receive the
         consideration to be paid to such holders in the transaction.   In
         addition, if the transaction results is a Going Private Transaction (as defined below), then the Conversion Price for purposes of conversion as described in the preceding sentence shall be the lesser of (x) the Conversion Price in effect immediately prior to the notice by the Corporation given to holders pursuant to the preceding sentence and (y) the value of the consideration per share of Common Stock (determined by the Board of Directors, in good faith, as of the date of the first public announcement of the transaction) to be paid to holders of Common Stock in the transaction times 1.1, provided, that in no event shall the Conversion Price for this purpose be less than $7.40 (as such amount may be adjusted pursuant to that certain Warrant Agreement between the Corporation and The First National Bank of Boston dated as of November 15, 1996, which adjustment provisions are substantially similar to the adjustment provision in 5(i)). For purposes hereof, a "Going Private Transaction" shall mean a Change of Control defined in Sections 5(b)(ii) (C) or (D), as a result of which, immediately after consummation of such transaction, the securities into which the Series C Convertible Preferred Stock would be convertible are not listed on a national securities exchange or the NASDAQ National Market System or, even if such securities are so listed, the number of issued and outstanding shares of such securities (excluding (x) shares owned by any beneficial owner of a majority of such shares and (y) "restricted" shares within the meaning of Rule 144 under the Securities Act of 1933, or any successor rule [that have not been held for the requisite holding period under Rule 144(d)]) is less than three (3) times the number of shares into which all outstanding shares of the Series C Convertible Preferred Stock would be convertible after giving effect to the transaction.

                 (c) Conversion Price. The Conversion Price of the shares of Series C Convertible Preferred Stock shall be $10.40, adjusted as set forth herein.

                 (d) Common Stock. The Common Stock to be issued upon conversion hereunder shall be fully paid and nonassessable.

                 (e) Procedures for Conversion. (i) In order to convert shares of Series C Convertible Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal or at such other office or agency then maintained by it for such purpose (the "Payment Office"), accompanied (or preceded as required by Section 5(a)) by written notice to the Corporation of such holder's election to convert and (if so required by the Corporation or any conversion agent) by an instrument of transfer, in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by his duly authorized attorney, and any cash payment required pursuant to Section
5(e)(iii).   As promptly as practicable after the surrender for conversion of any share of the Series C Convertible Preferred Stock in the manner provided in the preceding sentence, and the payment in cash of any amount required by the provisions of Section 5(e)(iii), but in any event within three Trading Days of such surrender for payment, the Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares in proper order for conversion, and all rights of the holder of such share as a holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened.

                          (ii)    The Corporation shall not be required to
issue fractional shares of Common Stock upon conversion of shares of Series C Convertible Preferred Stock. At the Corporation's discretion, in the event the Corporation determines not to issue fractional shares, in lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

                          (iii)   The issuance of certificates for shares of
Common Stock upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such





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
issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

                 (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock, 11,500,000 shares of Common Stock. If at any time the number of authorized and unissued shares of Common Stock that are reserved for issuance upon conversion of the shares of Series C Convertible Preferred Stock, shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the holders of Common Stock, holding shareholders meetings, soliciting votes and proxies in favor of such increase to obtain the requisite stockholder approval and upon such approval, the Corporation shall reserve and keep available such additional shares solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock.

                 (g) Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series C Convertible Preferred Stock shall be deemed given five days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, or the next business day after such notice is delivered to a recognized overnight courier service with next-business day delivery specified.

                 (h)      Reorganization, Merger or Sale of the Corporation.

                           (i) Notwithstanding any other provision hereof, in case of (A) any reorganization or any reclassification of the capital stock of the Corporation or (B) any merger or consolidation of the Corporation, that in any such case results in the Common Stock being converted into other securities or property, or the right to receive other securities or property, then, to the extent the Corporation or the holders do not otherwise redeem or convert all outstanding shares of Series C Convertible Preferred Stock, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests of the holders of the Series C Convertible Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock thereafter deliverable upon the conversion of the shares of Series C Convertible Preferred Stock.

                           (ii)   In case of any merger, consolidation,
         reclassification or other similar reorganization, to the extent the Corporation is not the surviving entity, and the Corporation or the holders do not otherwise redeem or convert all outstanding shares of Series C Convertible Preferred Stock, the Series C Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving corporation having, in respect of the surviving corporation, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series C Convertible Preferred Stock had immediately prior to such transaction. In the case the Corporation is not the surviving entity, the Conversion Price shall be adjusted at the closing of the transaction to equal the Conversion Price in effect immediately prior to the Closing divided by the fair market value of the Common Stock at the Closing multiplied by the fair market value of the Common Stock of the surviving entity at the Closing.

                          (iii) References in this Section 5 to "Common Stock" shall include all stock or other securities or property (including cash) into which Common Stock is converted following any merger, reorganization or reclassification of the capital stock of the Corporation.

                 (i) Adjustments. The number of shares of Common Stock issuable upon conversion of shares of the Series C Convertible Preferred Stock that are then outstanding and the Conversion Price shall be subject to adjustment from time to time as follows:

                          (i)     Stock Dividends; Stock Splits; Reverse Stock
         Splits.   In case the Corporation shall (A) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to all holders of its outstanding Common Stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares or reclassify its outstanding Common Stock, or (C) combine its outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of each share of Series C Convertible Preferred Stock shall be adjusted so that the holder of each such share shall thereafter be entitled to receive the kind and number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such share been converted in full immediately prior to the happening of such event or any record date with respect thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, the number of shares of Common Stock issuable upon conversion of each such share shall be subject to further adjustments under this
         Section 5(i). An adjustment made pursuant to this Section 5(i)(i) shall become effective at the record date, if any, for such event.

                          (ii) Distributions to Stockholders. In case the Corporation shall issue to holders of its Common Stock rights, options, warrants or convertible or exchangeable securities (collectively, the "rights") entitling them to subscribe for or purchase Common Stock at a price per share of Common Stock (determined by dividing (A) the total amount receivable by the Corporation in consideration of the issuance of such rights plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights) that is lower than the Current Market Price per share of Common Stock in effect immediately prior to such issuance, then the number of shares of Common Stock issuable upon conversion of all shares of Series C Convertible Preferred Stock shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all shares of Series C Convertible Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation in connection with such issuance (as defined in the following sentence) would purchase at the then Current Market Price per share of Common Stock. For purposes of this Section 5(i), the "Current Market Price" per share of Common Stock for any date shall mean average of the closing prices of the Common Stock for the 10 trading days prior to such date. For purposes of this Section 5(i)(ii), the "aggregate consideration to be received by the Corporation" in connection with any issuance of such rights shall be deemed to be the consideration received by the Corporation for such rights plus any consideration or premiums stated in such rights to be paid for the shares of Common Stock covered thereby.

                          (iii) Issuance of Common Stock at Lower Values. In case the Corporation shall, in a transaction to which Section 5(i)(i) is inapplicable (and, in any event, other than upon conversion of Series A Preferred Stock, Series B Preferred Stock, or Series C Convertible Preferred Stock, or upon exercise of any warrants or employee stock options that were outstanding on the Initial Issuance Date or pursuant to contractual commitments to which the Corporation was bound on the Initial Issuance Date), issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (A) the total amount receivable by the Corporation in consideration of the issuance and sale of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower (at the date of such sale or issuance) than the Current Market Price per share of Common Stock in effect immediately prior to such sale or issuance or for no consideration, then in each case the number of shares of Common Stock thereafter issuable upon the conversion of the shares of Series C Convertible Preferred Stock shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all shares of Series C Convertible Preferred Stock by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance, plus the number of additional shares of Common Stock offered for subscription or purchase or to be issued upon conversion or exchange of such convertible or exchangeable securities, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation (as defined in the following paragraph) in connection with such sale or issuance would purchase at the then Current Market Price per share of Common Stock.

                 For the purpose of such adjustments the "aggregate consideration to be received by the Corporation" therefor shall be deemed to be the consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities plus any consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby.

                 In case the Corporation shall issue or sell shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(i)(ii) and 5(i)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of such property. In case the Corporation shall issue and sell rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(i)(ii) and 5(i)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of the rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit.

                 Any increase of the number of shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock pursuant to this Section 5(i)(iii) shall be allocated among such Series C Convertible Preferred Stock on a pro rata basis.

                          (iv) Expiration of Rights, Options and Conversion Privileges. Upon the expiration of any rights, options, warrants or conversion or exchange rights that have previously resulted in an adjustment under this Section 5(i), if any thereof shall not have been exercised, the number of shares of Common Stock issuable upon conversion of Series C Convertible Preferred Stock shall be readjusted and shall thereafter, upon any future exercise, be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided that no such readjustment shall have the effect of decreasing the number of shares issuable upon conversion of Series C Convertible Preferred Stock by a number that is in excess of the amount or number of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights or shall have the effect of decreasing the number of shares of Common Stock that have been issued upon conversion of any shares of Series C Convertible Stock prior to the date of such readjustment.

                          (v) De minimis Adjustments. No adjustment in the number of shares of Common Stock issuable under any Series C Convertible Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock purchasable upon a conversion of Series C Convertible Preferred Stock; provided, that any adjustments which by reason of this Section 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

                          (vi) Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property issuable upon the conversion of Series C Convertible Preferred Stock is adjusted, as herein provided, the Corporation shall deliver to the holders thereof a certificate of a firm of independent public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) setting forth the number of shares of Common Stock or other stock or property issuable upon the conversion of each share of Series C Convertible Preferred Stock after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made and shall promptly mail by first class mail, postage prepaid, to each holder notice of such adjustment or adjustments.

                          (vii) Adjustment of Conversion Price. Whenever the number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock is adjusted as provided in this
         Section 5(i), the Conversion Price shall be adjusted by multiplying such Conversion Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares issuable upon conversion of a share of Series C Convertible Preferred Stock immediately prior to such adjustment, and the denominator of which is the number of shares so issuable immediately thereafter.


         6.      OPTIONAL REDEMPTION

                 (a)      Redemption Price.   Beginning on ____________, 2001
[third anniversary of closing], the Corporation, at its sole option, may redeem all, but not less than all, shares of the Series C Convertible Preferred Stock for cash, at any time or from time to time, for the redemption price per share set forth below:



                          DATE OF REDEMPTION                    REDEMPTION PRICE
                          ------------------                    ----------------
                   __________, 2001 to ________, 2002       105.0% of Redemption Value

                          DATE OF REDEMPTION                    REDEMPTION PRICE
                          ------------------                    ----------------
                   __________, 2002 to ________, 2003       102.5% of Redemption Value

                        After ________, 2003              100.0% of Accreted Stated Value

 .
                 For purposes hereof, "Redemption Value" for a share of Series C Convertible Preferred Stock shall equal the greater of (i) Accreted Stated Value, and (ii) if the Current Market Price of the Common Stock on the date of the notice of redemption is greater than the Conversion Price, then an amount determined in accordance with the following formula:

                                RV = (CMP)(SV)/CP

                         For purposes of this formula:

                                RV = Redemption Value per share
                                SV = Accreted Stated Value per share
                                CMP = Current Market Price
                                CP = Conversion Price

                 "Accreted Stated Value" per share means the Stated Value per share plus accrued and unpaid dividends, if any, on such share through the date of redemption.

                 (b) Notice of Redemptions. Notice of redemptions shall be given by first class mail, postage prepaid, not less than 20 nor more than 60 business days prior to the redemption date or, if such notice period is not feasible in connection with a transaction described in Section 5(g), such notice period as is practicable in the circumstances, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iii) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

                 (c) Cessation of Dividends on Shares Redeemed. Notice having been mailed as stated in subsection (c) above, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Series C Convertible Preferred Stock redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

                 (d) Status of Redeemed or Converted Shares. Upon redemption or conversion, any shares of the Series C Convertible Preferred Stock which have been so redeemed or converted shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.


         7.      MANDATORY REDEMPTION.

         On ___________, 2010 [twelfth anniversary of closing] (the "Final Redemption Date"), the Corporation shall redeem from any source of funds legally available therefor, in the manner provided in Section 6(c) above, all of the shares of the Series C Convertible Preferred Stock then outstanding at a redemption price equal to the Stated Value per share, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends per share to the Final Redemption Date.


         8.      PREEMPTIVE RIGHTS.

         No shares of Series C Convertible Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.


         9.      TRANSFERABILITY.

         No shares of Series C Convertible Preferred Stock shall be transferable without the consent of the Corporation until _______________, _____ [18 months after closing]; provided, however, this provision shall terminate and be of no further force or effect immediately upon the occurrence of a Problematic Regulatory Change of Control. A "Problematic Regulatory Change of Control" is a Change of Control which causes the Holder and/or its affiliates to receive an attributable interest in any radio spectrum or FCC Service with respect to which the FCC or applicable law imposes a spectrum cap (including, without limitation, spectrum caps imposed on the holding of broadband CMRS or narrowband PCS spectrum), multiple ownership restriction, or other material limitation. "FCC Service" shall mean any service subject to FCC (or successor agency) regulation or oversight.